NovaDel Issued Second Canadian Patent for Oral Spray Delivery of Major Classes of Pharmaceuticals

Flemington, NJ, December 20, 2006 – NovaDel Pharma Inc. (AMEX: NVD) today announced the issuance of a patent by the Canadian Patent Office covering the use of multiple classes of drugs in oral sprays.

Canadian Patent No. 2,252,038 covers the use of a pharmacologically active compound selected from the group consisting of non-steroidal anti-inflammatories, anti-histamines, steroid hormones, benzodiazepines and anti-depressants for the preparation of a buccal aerosol pump spray composition that would be absorbed through the oral mucosa in a polar solvent. This patent complements a Canadian patent issued to NovaDel in March of 2006 that covered the use of a non-polar solvent.

“This issued patent adds to our strong intellectual property portfolio for the compounds we are currently developing and may develop in the future,” commented Jan Egberts, M.D., President and CEO of NovaDel. “This protection will allow NovaDel to exclusively apply its novel oral spray technology to additional approved pharmaceutical compounds, therefore expanding our reach to new therapeutic areas, and should prevent third parties from designing around NovaDel patent claims.”

Currently, NovaDel has eight patents that have been issued in the U.S. and 53 patents that have been issued outside of the U.S. Additionally, NovaDel has over 80 patents pending around the world.

About NovaDel Pharma Inc.

NovaDel Pharma Inc. is a specialty pharmaceutical company engaged in the development of novel drug delivery systems for prescription and over-the-counter drugs. The Company’s proprietary oral spray technology delivery system offers the patient the potential for (i) more rapid delivery of drugs to the bloodstream allowing for quicker onset of therapeutic effects compared to conventional oral dosage forms; (ii) increased bioavailability of a drug by avoiding metabolism by the liver; (iii) improved drug safety profile by reducing the required dosage, including possible reduction of side effects; (iv) improved dosage reliability; (v) allowing medication to be taken without water; (vi) avoiding the need to swallow as is the case with many medications; and (vii) improved patient convenience and compliance. The Company plans to develop such products independently and through collaborative arrangements with major pharmaceutical and biotech companies. To find out more about NovaDel Pharma Inc. (AMEX: NVD), visit www.novadel.com.

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Except for historical information contained herein, this document contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements involve known and unknown risks and uncertainties that may cause the Company’s actual results or outcomes to be materially different from those anticipated and discussed herein including, but not limited to, the successful completion of its pilot pharmacokinetic feasibility studies, the ability to develop products (independently and through collaborative arrangements), the ability to commercialize and obtain FDA and other regulatory approvals for products under development and the acceptance in the marketplace for lingual spray products. The filing of an NDA with the FDA is an important step in the approval process in the United States. Acceptance for filing by the FDA does not mean that the NDA has been or will be approved, nor does it represent an evaluation of the adequacy of the data submitted. Further, the Company operates in industries where securities may be volatile and may be influenced by regulatory and other factors beyond the Company’s control. Important factors that the Company believes might cause such differences are discussed in the risk factors detailed in the Company’s most recent Annual Report and Registration Statements, filed with the Securities and Exchange Commission. In assessing forward-looking statements contained herein, if any, the reader is urged to carefully read all cautionary statements contained in such filings.

For further information:

NovaDel Pharma Inc.

Michael Spicer (908) 782 – 3431, ext. 2550

or

MacDougall Biomedical Communications

Chris Erdman (508) 647 – 0209 ext. 14